UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

 FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 26, 2018

AGEAGLE AERIAL SYSTEMS INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-36492	88-0422242
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

117 S. 4th Street
Neodesha, Kansas	66757
(Address of Principal Executive Offices)	(Zip Code)

(620) 325-6363

(Registrant’s Telephone Number, Including Area Code)

EnerJex Resources, Inc.
4040 Broadway, Suite 425
San Antonio, Texas 78209

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01	Completion of Acquisition or Disposition of Assets.

On March 26, 2018, EnerJex Resources, Inc. (“EnerJex”), a Nevada company, consummated the transactions contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”), dated October 19, 2017, pursuant to which AgEagle Merger Sub, Inc., a Nevada corporation and a wholly-owned subsidiary of EnerJex, merged with and into AgEagle Aerial Systems, Inc., a privately held company organized under the laws of the state of Nevada (“AgEagle Sub”), with AgEagle Sub surviving as a wholly-owned subsidiary of EnerJex (the “Merger”). In connection with the Merger, EnerJex changed its name to AgEagle Aerial Systems Inc. (the “Company, “we,” “our,” or “us”) and AgEagle Sub changed its name to “Eagle Aerial Systems, Inc.” Our common stock will continue to trade on the NYSE American under its new symbol “UAVS” commencing on March 27, 2018. As a result of the Merger, through AgEagle Sub, we are now engaged in the business of designing, developing, producing, distributing and supporting technologically-advanced small unmanned aerial vehicles (UAVs or drones) that we supply to the precision agriculture industry.

Throughout this Current Report on Form 8-K, unless otherwise designated or the context suggests otherwise, all references to shares and per share price of the Company, reflect a 1-for-25 reverse stock split consummated on March 26, 2018 (the “Reverse Split”).

Each share of common stock issued and outstanding and underlying options and warrants of AgEagle Sub outstanding immediately prior to the Merger was exchanged for 1.66 shares of Company common stock (the “Exchange Ratio”). As a result, at the effective time of the Merger (the “Effective Time”), 5,439,526 shares of AgEagle Sub’s capital stock, representing all currently outstanding common shares and all other debt or equity securities convertible into common shares (except options and warrants as described below) were automatically converted into 7,949,837 shares of Company common stock and 1,637.72 shares of the Company’s Series C Convertible Preferred Stock (the “Series C Preferred Stock”) convertible into 1,069,533 shares of Company common stock. In addition, at the Effective Time, 685,100 outstanding options and 500,000 warrants to purchase shares of AgEagle Sub common stock were assumed by EnerJex and converted into 1,134,829 options and 828,222 warrants to purchase shares of common stock of the Company.

All holders of EnerJex’s 10% Series A Cumulative Redeemable Perpetual Preferred Stock (the “Series A Preferred Stock”) had their shares automatically converted into 896,640 shares of the Company’s common stock. Simultaneously with the closing of the Merger, the holders of Series A Preferred Stock that held such shares on March 21, 2018 received all accrued but unpaid dividends prior to September 30, 2017 in additional shares of Series A Preferred Stock. The shares of Series A Preferred Stock issued in lieu of a cash payment of the accrued and unpaid dividends prior to September 30, 2017 is equal to $0.25749 per share prior to the conversion of all shares of Series A Preferred Stock into Company common stock at a ratio of 10 to 1. The total number of additional shares of Series A Preferred Stock issued was 241,599. The holders of the shares of Series A Preferred Stock that were originally issued by the Company after September 30, 2017 are not be entitled to receive any dividends on those shares of Series A Preferred Stock.

A total of 8.25 shares of EnerJex’s Series B Convertible Preferred Stock (the “Series B Preferred Stock”) convertible into 5,388 remain outstanding as of the Effective Time. Also, 621.86 shares of Series C Preferred Stock are now convertible into 406,112 shares of Company common stock, which shares of Series C Preferred Stock include the conversion and retirement of $425,000 in prior EnerJex promissory notes due and owing to an existing holder. Furthermore, an additional 4,626 shares of Series C Preferred Stock, convertible into 3,020,797 shares of Company common stock, were issued to the current holder of Series C Preferred Stock in connection with a $4 million financing of Series C Preferred Stock (the “Financing”), including a funding commitment equal to 2.5% of the outstanding Company common stock on a fully diluted basis. The Series C Preferred Stock includes a beneficial ownership limitation preventing conversion of shares of Series C Preferred Stock into more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the Series C Preferred Stock.

As of the Effective Time, the former shareholders of AgEagle Sub own approximately 67% of the Company’s common stock (inclusive of the AgEagle Sub assumed stock options and warrants), the former EnerJex holders of common stock, the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, which were outstanding immediately prior to the Financing, collectively own 12.7% of the Company’s common stock on a fully-diluted basis.

In connection with the Merger, AgEagle waived the requirement for EnerJex to have paid and satisfied in full all outstanding indebtedness of EnerJex such that there would be no continuing liabilities of EnerJex subsequent to the closing of the Merger (“Liability Condition”). In consideration for AgEagle waiving the Liability Condition, the 1,215,278 shares of common stock to be held in escrow (valued at $350,000) owned by certain former principal stockholders, officers and directors of EnerJex to secure losses, if any, that may be suffered by the AgEagle indemnified parties pursuant to the indemnification obligations under the Merger Agreement, were never issued and such former principal stockholders, officers and directors are not entitled to receive such shares. However, such former principal stockholders, officers and directors received, in the aggregate, deferred salaries and fees valued at approximately $297,500. In lieu of payment of the deferred salaries and fees in cash, such amounts have been converted into an aggregate of 1,032,986 shares of Company common stock.

Prior to the Merger, EnerJex operated as an oil exploration and production company engaged in the acquisition, development, exploration and production of oil in Eastern Kansas. In connection with the Merger, EnerJex disposed of its principal assets, consisting primarily of its Kansas oil and gas properties.

Deed in Lieu of Foreclosure Agreement

On March 26, 2018, EnerJex and its subsidiaries, EnerJex Kansas, Inc., Black Raven Energy, Inc., Working Interest, LLC, Adena, LLC, Kansas Holdings, LLC, and Black Sable Energy, LLC (the "Subsidiaries"), Pass Creek Resources, LLC (“Pass Creek”) and Cortland Capital Market Services, LLC (“Administrative Agent”) entered into a Deed in Lieu of Foreclosure Agreement whereby the Subsidiaries agreed to transfer to Pass Creek or entered into a Deed in Lieu of Foreclosure Agreement whereby the Subsidiaries agreed to transfer to Pass Creek or its designees all of each Subsidiaries right, title, and interests in interest in the “Properties” in lieu of the parties defending against a foreclosure action and a collection action for the “Loan.”

The Subsidiaries, EnerJex, Pass Creek and the Administrative Agent are parties to a certain Second Amended and Restated Credit Agreement dated as of May 10, 2017 (the “Original Credit Agreement”), as amended by that certain First Amendment to the Second Amended and Restated Credit Agreement dated as of December 22, 2017 (the “First Amendment”, and together with the Original Credit Agreement, the “Credit Agreement”), pursuant to which Pass Creek extended a term loan to the Subsidiaries (the “Loan”). The principal and interest due on the Loan is approximately $5.2 million. EnerJex was removed as a Borrower under the Loan but entered into a Guaranty of Resources Carveouts. Pass Creek and EnerJex have settled all of EnerJex’s obligations to Pass Creek and the Administrative Agent.

In connection with the Deed in Lieu of Foreclosure Transaction, Administrative Agent and Pass Creek executed a release and covenant not to sue (the “Release”), with respect to EnerJex and the Subsidiaries. EnerJex also executed a promissory note with Pass Creek in the principal amount of $125,555.97. This promissory note bears interest at 5% per annum and principal and interest shall be paid monthly over a 12 month period.

The Deed in Lieu of Foreclosure and the release and covenant not to sue are summaries of the documents and qualified in their entirety by the documents filed as exhibits to this Current Report on Form 8-K.

Organizational History

We are headquartered in Neodesha, Kansas, and are a leading manufacturer of unmanned aerial vehicles focused on providing actionable data to the precision agriculture industry. AgEagle Sub was founded in 2010 by Bret Chilcott, its President and Chief Executive Officer, as Solutions by Chilcott, LLC, a Kansas limited liability company. In April 2015, Solutions by Chilcott was converted into a corporation and then merged into AgEagle, a newly-formed Nevada corporation.

Our history is rooted in advanced composite parts manufacturing, first for commercial trucks and then as a vendor to the government manufacturing micro wind turbine blades. Around 2011, we also began applying our expertise in composite parts manufacturing on a research project at Kansas State University that was attempting to use model airplanes to monitor and analyze crops. After several months, Mr. Chilcott and KSU agreed to continue the commercialization phase of this project under the auspices of AgEagle, and in 2012, we completed the first prototype of our UAV. Over the next year, Mr. Chilcott traveled throughout the mid-western United States meeting with farmers and agronomists, compiling test data, operating history, market information, and then in early 2014, AgEagle sold its first commercial UAV.

Our Products and Services

We design, produce, distribute and support technologically-advanced small unmanned aerial vehicles (UAVs or drones) that we offer for sale commercially to the precision agriculture industry. Our first commercially available product was the AgEagle Classic which was followed shortly thereafter by the RAPID System. As we improved and matured our product we launched the RX-60 and subsequently our current product is the RX-48. In February 2016, we signed a worldwide distribution agreement with Raven Industries, Inc. (“Raven”) under which Raven will purchase the RX-60 and RX-48 for the agriculture markets for resale through their network of dealers worldwide. Raven and its network of dealers offer the RX-60 and RX-48 systems to the public, including a subscription for a software package that is provided by a third party. The first shipment of our RX-60 system to Raven occurred in March 2016.

The success we have achieved with our products, which we believe has carried over into the new RX-48, stems from our ability to invent and deliver advanced solutions utilizing our proprietary technologies and trade secrets that help farmers, agronomists and other precision agricultural professionals operate more effectively and efficiently. Our core technological capabilities, developed over five years of innovation, include a lightweight laminated shell that allows the UAV platform to perform under challenging flying conditions, a camera with a Near Infrared (NIR) filter, a rugged foot launcher (RX-60), and high end software provided by third parties that automates drone flights and provides geo-referenced data.

Our UAV, often referred to as a “flying wing,” is an advanced fixed wing model UAV whose design is based upon the years of experience our management has with aircraft and composite parts construction. We design all of our UAVs to be man-portable, thereby allowing one person to launch and operate them through a hand-held control unit or tablet. All of our UAVs are electrically powered, weigh approximately four to six pounds fully loaded, are capable of flying over approximately 400 acres (roughly 60 minutes of airtime) per flight from their launch location, and are configured to carry a camera with our NIR filter that uses near infrared images to capture crop data. We believe that these characteristics make our UAVs well suited for providing a complete aerial view of a farmer’s field to help precisely identify crop health and field conditions faster than any other method available.

Our UAVs were specifically designed to help farmers increase profits by pinpointing areas where nutrients or chemicals need to be applied, as opposed to traditional widespread land application processes, thus decreasing input costs and increasing yields. The RX-60 and RX-48 systems, were designed for busy agriculture professionals who do not have the time to process images on their computers, which some of our competitors require. Through a relationship with our strategic partner, our UAV can be programmed using a tablet device to overlay a flight path over a farmer’s specific crop area. The software can automatically take pictures from the camera, stitch the photos together through the cloud, and deliver a geo-referenced, high quality aerial map to the user’s desktop or tablet device using specialty precision agriculture software such as SST or SMS. The result is a prescription or zone map that can then be used on a field computer in a spray and precisely apply the amount of nutrients or chemicals required to continue or restore the production of healthy crops for farmers.

Figure 1: AgEagle Prescription Map

Partnership with Raven

In February 2016, we signed a worldwide, exclusive distribution agreement with Raven Industries. Under this initial three-year distribution agreement, Raven private labels and purchases our fixed wing UAVs, exclusively for the agriculture markets over the initial term, for resale through their network of Ag Retailers worldwide. Raven has the right to renew the agreement after the expiration of the initial term. In 2017, we amended our agreement with Raven to make it non-exclusive and to allow us to sell our products directly into the market. The agreement contains other standard termination provisions, covenants and warranties, as more fully set forth therein.

On the date we entered into the distribution agreement with Raven, we also simultaneously entered into a stock purchase agreement with Raven whereby we sold 200,000 shares of our common stock to Raven for an aggregate purchase price of $500,000. In connection with the financing, Raven was entitled to designate one director to serve on our board of directors. In March 2016, Raven exercised this right and we appointed Lindsay Edwards to the board. In addition, at any time until the consummation of the first public offering, Raven has the first right to participate in any offer or sale of new securities in an amount up to 50% of such securities that we may issue, which issuance excludes (a) shares or options to purchase shares under our Stock Option Plan, (b) securities upon the exercise, exchange or conversion of securities issued and outstanding as of the date of the stock purchase agreement and (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of our disinterested directors. Pursuant to the stock purchase agreement, during the term of the distribution agreement, Raven has a right of first refusal on any sale of all or substantially all of our assets or a sale of AgEagle in any transaction in which there is a change in control in the holders of a majority of the voting securities after the transaction, or on an exclusive license of all of our intellectual property.

Raven is a publicly traded corporation (NASDAQ: RAVN) based in Sioux Falls, South Dakota that is a leading provider of precision agriculture products designed to reduce operating costs, decrease inputs and improve yields of farmers through their Applied Technology division.

Agribotix – Data and SAAS Agreements

In November 2017, AgEagle entered into a multi-agreement arrangement with Agribotix, LLC (“Agribotix”), headquartered in Boulder, Colorado, a leading agricultural information processing company providing actionable data to the agriculture industry. Agribotix’s platform delivers agricultural intelligence to increase yields and profits using drone-enabled technologies. Agribotix was founded in 2013 by Dr. Tom McKinnon, its Chief Technology Officer.

AgEagle believes that developing a strong working relationship with Agribotix will benefit AgEagle and its shareholders in developing important vertically integrated products and services. Agribotix’s primary product is FarmLens™, a subscription cloud analytics service that processes data, primarily collected with a drone such as AgEagle’s, and makes such data usable by farmers and agronomists. FarmLens is currently sold by Agribotix as a subscription and offered either standalone or in a bundle with major drone platforms manufactured by leading drone providers like AgEagle, DJI, and senseFly.

Agribotix extends the reach of its FarmLens platform by partnering with and directly integrating into offerings by leading agricultural companies like John Deere’s Operations Center and The Climate Corporation’s FieldView. To date, Agribotix has processed agricultural imagery for over 50 different crop types from over 50 countries around the world.

The agreements reached between AgEagle and Agribotix include:

•	Dealer Agreement whereby AgEagle appointed Agribotix as a non-exclusive dealer of AgEagle’s products on a worldwide, best efforts basis. The term of the agreement is for twelve months with marketing and sales commencing on or after January 1, 2018, and automatically renews for one-year periods unless otherwise terminated. Either party may terminate the agreement with 30 days’ written notice. Both parties agree to provide standard reporting and support services. Agribotix is required to maintain proper insurance and is obligated to standard confidentiality clauses. AgEagle has the right to audit Agribotix on an annual basis for its business under this agreement. Both parties agreed to standard indemnification clauses.

•	Distribution and Resale Agreement whereby Agribotix appointed AgEagle as a non-exclusive distributor of Agribotix products and analytic services including FarmLens on a worldwide, best efforts basis. The term of the agreement is for twelve months and automatically renews for one-year periods unless otherwise terminated. Either party may terminate the agreement with 90 days’ written notice. Both parties agree to provide standard reporting and support services. AgEagle is required to maintain proper insurance and is obligated to standard confidentiality clauses. Both parties agree to standard indemnification clauses.

•	Exchange Agreement whereby, to further align interests between the parties, AgEagle has agreed to exchange shares of the Company’s common stock it receives in the Merger equal to an aggregate value of $1,000,000 for 20% of the equity membership interests of Agribotix. This Exchange Agreement may be terminated by either party based on further due diligence of the parties, or in the instance that the Merger does not close. The shares of EnerJex that would be issued to Agribotix at the closing of the Merger would not affect the Merger exchange ratio, and therefore would not be additionally dilutive to EnerJex shareholders.

Consumer Products and Services

UAV Market Overview

Unmanned aerial vehicles, or UAVs, have been in use for decades, whether it be a drone for military surveillance by the U.S. Government, a commercial UAV used to scan and survey property, or by hobbyists who fly their personal devices simply to get a different view of the world. All three of these examples fall under the same burgeoning industry, one that is increasing in number and effectiveness as aircrafts, sensors and automation technologies mature. As the potential benefits of UAV technology extend beyond its traditional military use, commercial customers have started to shift resources into the drone opportunity so as to reach levels of efficiency not previously experienced. Despite the obstacles the industry will continue to face and be required to maneuver through, the first operational rules for routine commercial use of UAVs went into effect on August 20, 2016. The current landscape and targeted industries in the UAV marketplace can be seen below:

Figure 2: Industries in the UAV Marketplace

The military’s use of drones are recognized and have been around for many years. The participants in this market are well entrenched at this point, with companies such as Boeing, Lockheed Martin and AeroVironment providing surveillance and attack drones to the U.S. military and Department of Defense. The growth of unmanned systems for military and civil use is projected to continue through the next decade. It is estimated that UAV spending in the civil market will increase substantially over the next decade, from $2.8 billion worldwide in 2017 to $11.8 billion in 2026, and the segment is expected to generate $73.5 billion over the next 10 years, according to The Teal Group. Commercial use is expected to be the fastest growing civil segment, rising more than twelvefold from $512 million in 2017 to $6.5 billion in 2026. This growth is forecasted to be fueled, in part, by the estimated $1.3 billion in investments in the sector by technology companies and venture capitalists since 2013.

As compared to the relatively mature military drone sector, the hobbyist and consumer market has been growing steadily over the past five years. Market leaders include companies such as Dajiang Innovation Technology (“DJI”) and Parrot EPA with many smaller, lessor known companies jumping into the fray. Should consumers continue to adopt this technology, not only do we believe the industry will experience its projected growth, but it will provide for a significant number of purchasing options as competition increases.

The segment of the UAV industry that has received the most attention recently is the commercial market, which was brought into the spotlight in early 2015 when the FAA released its new proposed guidelines for commercial UAV use, and then in June 2016, when the FAA announced it had finalized the first operational rules for routine commercial use of UAVs. These rules went into effect on August 20, 2016. According to CB Insights, 2016 saw a record number of investments in the drone industry, topping $454 million across 100 transactions, due to venture firms and technology companies moving into the drone space with sizable investments. In Q1 of 2017, the sector saw a quarterly deals record of 32 investments worth $113 million giving 2017 a funding run-rate of 122 deals worth over $506 million, both new records. While regulatory uncertainty has kept many on the sidelines, the new clarity from the FAA has started to help investors get more comfortable. The primary segments in the commercial market, as seen in the above chart, include Precision Agriculture, Inspection/Surveillance, Mapping/Surveying, Film/Photo/Video and Public Safety/First Responders. AgEagle falls under the precision agriculture segment, which as an industry is relatively new and ripe with opportunity for those innovative solutions that solve today’s current problems.

Figure 3: Global UAV Investment History

Precision Agriculture Industry Overview

Precision agriculture is a farming management concept based on observing, measuring, and responding to inter and intra-field variability in crops. Over the years, as farmers have been increasingly under pressure to increase profit margins and comply with new governmental regulations, entrepreneurs have been searching for solutions that present the prospect of new operational efficiencies. This has led to a number of changes in the agricultural industry, with precision agriculture being recognized by some as one of the largest technological opportunities in agriculture since the introduction of hydraulics in the 1940’s. As agriculture and technology companies realize the potential benefits from this new technology, many are introducing innovative products and services to the agriculture arena, focused on helping farmers capitalize upon this new found technology.

Precision agriculture technologies provide the information and systems that allow a farmer to optimize and customize the timing, amount, and placement of inputs (seed, fertilizer, pesticides, irrigation, etc.) for any given section of a field. This allows the farmer to produce the maximum yield from the entire field at the lowest possible cost. The concept has been enabled by technologies that include:

•	Crop yield monitors mounted on GPS-equipped combines;
•	variable rate technology, like seeders, sprayers, etc.;
•	an array of real-time vehicle mountable sensors that measure everything from chlorophyll levels to plant water status; and
•	multi- and hyper-spectral aerial and satellite imagery, from which products like Normalized Difference Vegetation Index (“NDVI”) maps can be made.

The total value of U.S. crops in 2014 was estimated at $195 billion. While 2015 and 2016 saw slight downturns due to commodity pricing, even a modest improvement in yield would have a substantial aggregate economic impact for the roughly $200 billion industry. There are a few trends that drive where we believe the precision agriculture marketplace is heading: the increased use of auto steering and variable rate controls for inputs, advanced sensors and Big Data, the push into the food and grocery industry by WalMart and Amazon, and customers who are realizing their return on investment.

The first trend is possibly the most important. Guidance and auto steering have provided farmers with significant benefits by reducing costly application overlaps by field equipment. This, combined with variable rate application equipment, will allow farmers to break their fields into specific sections based on criteria such as soil type and historical yield. With this information available on a section by section basis, farmers are then able to minimize their costs and increase profitability across the farm as a whole.

However, we believe it is the data behind the equipment that is going to drive the ag industry forward. Advanced sensors and filters allow the farmer to not only view weather and soil data, but through use of a device such as a drone, it would allow that information to be coupled with real time plant health data for in-depth analysis. This analysis supports real time predictive decision-making to drive costs lower and improve crop yields.

Finally, as farmers have begun to adopt this new technology, we believe the returns on their investments are beginning to materialize. By having this increased functionality and the expanded offerings of precision agriculture devices, integrated software, analytics, and cloud services, the hope is that the adoption rates of these new solutions continue to grow over the coming years.

•	Figure 4: AgEagle Crop Health Map

As the demographic for farmers shift to a younger, more technologically-minded group, many are forecasting an increase in the rate of growth of precision agriculture. A current estimate of the precision agriculture market by Markets and Markets projects a roughly $7.9 billion global marketplace by 2022, with an estimated compound annual growth rate of 13.5% from 2016 to 2022. The growth rate outside the U.S., including developing countries where the need to improve productivity is even greater, is expected to be higher. More companies, ranging from large public companies (e.g., Monsanto (biotech, seeds, chemicals) and John Deere (equipment)), to small privately owned or venture backed companies, are expected to begin focusing on this opportunity with the goal of providing specialty farm management software, cloud services, sensors, data analytics, and even drone imaging services.

Precision Agriculture UAV Market

While precision agriculture is beginning to transform traditional farming methods, we believe that the commercial UAV market is strategically placed to play a substantial role in this transformation. UAVs have many commercial applications, as described above, and many industry experts now expect one of the biggest impacts to be on the agriculture industry. Drone technology, if executed properly, can make farming more efficient, lower operating costs and reduce farming’s environmental impact. Current estimates from Zion Market Research expect the industry for drones used in agriculture to reach more than $3.0 billion by 2021, up from approximately $674 million in 2015. These estimates are in spite of the ban that was previously in place by the FAA prior to the announcement in June 2016 that the FAA finalized the first operational rules for routine commercial use of UAVs, which went into effect on August 20, 2016.

The use of drones for agriculture can add real time high definition imagery collected on demand to help farmers see what is happening in the field without having to walk through the field. UAVs costs a fraction of what an airplane or a satellite costs, and at the same time, they can provide a superior set of images with a potential resolution equivalent of taking a picture while standing next to the plant. These small, unmanned rotary and fixed wing aircrafts can fly at low altitudes and be programmed to fly a certain pattern using a variety of software. They can take high definition images with visual and multi spectral cameras, providing specific plant health information in real time. This new imagery would need to be integrated with all the other data a farmer collects to increase productivity. Successful entrants in the UAV space will be the ones who can integrate the existing data and the science of agronomy into the images through partnering or acquisitions.

Market Size

We believe that the precision agriculture sector of the UAV market presents robust opportunities for our products. The United Nations Food and Agriculture Organization (“FAO”) projects that the world will require 70% more food production by 2050 in order to keep up with population growth. That number is nearly 100% when looking at just developing counties. To accomplish this, the agriculture sector will need to become more efficient, producing an average of 250 bushels per acre (“bpa”), possibly as much as 300, from the approximately 200 bpa that are currently produced. Farmers and agronomists are seeking ways to increase yields while lowering input costs and overall environmental impact of chemicals and water consumption. In collaboration with the precision agriculture products already available today, we believe our UAVs can help to accomplish this goal with the actionable data we provide them.

Recent estimates from a report published by Goldman Sachs in March 2016 further estimates the total addressable market for precision agriculture to be $1.4 billion in the U.S. and $5.9 billion globally over the next five years. Such market size translates to approximately 47,000 UAV units in the U.S. and 197,400 UAV units around the world. In addition, Goldman Sachs suggests that the commercial UAV industry has a $21 billion total addressable market with an estimated triple-digit compound annual growth rate from 2016 to 2020.

Other research firms have published their estimates for the precision agriculture market over the last couple years as well. PricewaterhouseCoopers pegs the addressable market for agriculture drones to be worth $32.4 billion, second only to the infrastructure sector. Global Market Insights sees the market surpassing $1.0 billion by 2024, with global shipments exceeding 200,000 UAV units by 2024. Markets and Markets expects the agriculture drone market to grow from $864 million in 2016 to $4.2 billion in 2022, representing a 30%+ CAGR during that period.

Our Growth Strategy

We intend to grow our business by establishing our leadership position in the growing precision agriculture marketplace for UAVs through our partnership with Raven and through direct sales, and by creating new, easier to use and higher value products that enable us to remain a leading platform available to our customers. We may also elect to pursue additional opportunities in different industries outside of agriculture and its related areas. Key components of this strategy include the following:

Build a strong worldwide distribution network with Raven and organically to offer a best-in-class precision ag platform.

We believe we can establish our flying wing product and systems as leading technologies in the precision agriculture marketplace. Under Raven’s distribution platform, we will have access to dealers and customers in key agricultural regions worldwide, which will help make it possible for farmers in those markets to have access to the AgEagle platform. Raven’s distributors are spread across six continents, covering a majority of the world’s major regions including the U.S., Canada, South America, Eastern and Western Europe, Southeast Asia, and Oceania. We are also building our own distribution channels in parallel with Raven, both in the US and internationally.

Continue to explore partnerships with companies that can expand our offerings.

We intend to expand our product offerings by building relationships, partnerships and possibly acquisitions of companies that have vertical, synergistic technologies. Our first venture into this concept has been and will continue to be to work with Raven to integrate our UAV system with its current precision agriculture products in order to connect the data and improve the effectiveness and efficiency of this data for farmers. In addition, other technology alliances may include the acquisition or development of other electronics, software, sensors or more advanced aerial platforms. We are constantly meeting and in discussions with groups that could fill these roles and help with additional development ideas. We see the potential to acquire such synergistic companies to be an exciting potential growth strategy for AgEagle, especially as the number of companies in the market start to consolidate over the coming years.

Deliver new and innovative solutions in the precision ag space.

Our research and development efforts are the foundation of AgEagle and we plan to continue to invest in R&D. We plan to continue innovating new and enhanced products that enable us to satisfy our customers through better, more capable products and services, both in response to and in anticipation of their needs. We believe that by investing in research and development we can be a leader in delivering innovative products that address market needs within our current target markets, enabling us to create new opportunities for growth.

Pursue the expansion of the AgEagle platform of products into other industries besides agriculture.

We may investigate and pursue opportunities outside of agriculture as we continue to expand and grow the AgEagle platform. We are confident in the UAV product we have today, and believe that this product could provide other industries the same kind of optimization we are currently providing the agriculture industry. These industries have yet to be identified by the AgEagle team, but may include verticals such as land surveying and scanning, insurance, inspections and search and rescue.

Competitive Strengths

We believe the following attributes and capabilities provide us with long-term competitive advantages:

Partnership with Raven. Our partnership with Raven has provided and will continue to provide broader access to our products for customers around the world through Raven and its network of dealers. Raven is a leading provider of precision agricultural products in the world, with a loyal customer base and global outreach. We will work together with Raven to provide actionable data to assist customers in making informed input and variable rate decisions. We also intend to capitalize on Raven’s expertise and knowledge within the precision agriculture industry to continue improving and advancing our products offerings.

Proprietary Technology and Trade Secrets. We believe our unique design and assembly process differentiates our product from our competitors. We are confident that our UAVs are industry-leading in durability due to the lightweight laminated shell of the wing, which is made using a proprietary manufacturing process developed by our founder over five years of innovating. This process, which hardens the material used to build the shell, allows the UAV to perform in harsh weather conditions (with wind speeds up to 30 miles per hour) and bring itself to an unassisted landing, all at a total weight of about four to six pounds. This design is an important trade secret and we have non-disclosure agreements with our employees in order to keep it unique to AgEagle.

Product Has Global Appeal. We believe that our technology addresses a need for better data in the agriculture industry worldwide. With our new global distribution platform, we believe that we are well-positioned for our advanced products to be a viable solution for farmers worldwide.

Increased Margins for Farmers. We believe our UAVs will directly enhance margins of our customers by reducing the amount of nutrients and chemicals needed to manage their farms. The software equipped on our UAVs will deliver a high-quality aerial map upon completion of the flight, allowing the user to accurately identify the specific areas that are malnourished. This software is compatible with precision applicator tractors, which assist users in applying a precise amount of nutrients in only the necessary areas.

Empower Customers Through Our Self-Serve Platform. Our UAVs are specially designed to provide users with a portable and easy to operate device, which can be controlled with a hand-held unit or tablet. The UAVs are equipped with a camera and near infrared filter whose images provide a holistic aerial view of the fields along with meaningful data that is uploaded and delivered to the user within a very short time frame. As a result, this platform allows users to quickly detect any issues in their fields, which enables them to address such issues in a timely manner before any damage, or further damage affects their fields.

All Manufacturing of our Products is Completed in the United States. As of today, we manufacture all of our products at our manufacturing facility in Neodesha, Kansas, which allows us to avoid many of the potential difficulties that may arise if our manufacturing facilities were otherwise located outside the U.S. In addition, all of our research and development activities are performed in the U.S.

Government Regulation

Our products are subject to regulations of the FAA. On June 21, 2016, the FAA announced it has finalized the first operational rules for routine commercial use of small UAS, which for purposes of the regulations are unmanned aircraft weighing less than 55 pounds that are conducting non-hobbyist operations. UAS operators-for-hire will have to pass a written test and be vetted by the TSA, but no longer need to be airplane pilots as current law requires. The rules went into effect on August 20, 2016. Among other things, the new regulations require:

•	preflight inspection by the remote pilot in command;
•	minimum weather visibility of 3 miles from the control station;
•	visual line-of-sight to the aircraft from the pilot and person manipulating the controls;
•	prohibit flying the aircraft over any persons not directly participating in the operation, not under a covered structure or not inside a covered stationary vehicle;
•	daylight or civil twilight operations (30 minutes before official sunrise to 30 minutes after official sunset, local time);
•	maximum groundspeed of 100 mph (87 knots); and
•	maximum altitude of 400 feet above ground level or, if higher than 400 feet above ground level, the aircraft must remain within 400 feet of a structure.

 The new regulations also establish a remote pilot in command position. A person operating a small unmanned aircraft must either hold a remote pilot airman certificate with a small unmanned aircraft system rating or be under the direct supervision of a person who does hold a remote pilot certificate (remote pilot in command). A pilot’s license is no longer required. To qualify for a remote pilot certificate, a person must: demonstrate aeronautical knowledge by either passing an initial aeronautical knowledge test at an FAA-approved knowledge testing center, or hold a part 61 pilot certificate other than student pilot, complete a flight review within the previous 24 months, and complete a small UAS online training course provided by the FAA. The person must also be vetted by the TSA and be at least 16 years old. Applicants will obtain a temporary remote pilot certificate upon successful completion of TSA security vetting. The FAA anticipates that it will be able to issue a temporary remote pilot certificate within 10 business days after receiving a completed remote pilot certificate application.

The regulations do not require the use of a visual observer. In addition, FAA airworthiness certification is not required. However, the remote pilot in command must conduct a preflight check of the small UAS to ensure that it is in a condition for safe operation.

Most of the restrictions can be waived by the FAA if the applicant demonstrates that his or her operation can safely be conducted under the terms of a certificate of waiver. The FAA maintains an online portal where a company or individual can apply for a certificate of waiver.

Manufacturing

As of today, we manufacture all of our products at our manufacturing facility in Neodesha, Kansas. We believe our current facilities are sufficient to adapt to our growth plans for the next two to three years and we have no current plans to expand our manufacturing capabilities.

Suppliers

Currently, we have strong relationships established with companies that provide many of the parts and services necessary to construct our advanced fixed wing product, such as Botlink, GoPro and 3DR. We have relationships with these suppliers and hope to continue to build and find new relationships from which we can source cheaper and better supplies to stay ahead of the needs of the market.

 Our flight planning and photo stitching software is provided by Botlink, a private company in North Dakota. We have worked closely with Botlink to optimize their software to work with our platforms. We consider our relationship with Botlink to be good; however, a loss of this relationship could have a materially adverse effect on our product offerings and results of operations.

Research and Development

Research and development activities are integral to our business and we follow a disciplined approach to investing our resources to create new technologies and solutions. A fundamental part of this approach is a well-defined screening process that helps us identify commercial opportunities that support current desired technological capabilities in the precision agriculture space. Our research includes the expansion of our wing products so as to build a portfolio of UAVs, as well as other solutions to problems with which agriculture professionals struggle.

Employees

As of December 31, 2017, we had a total of 5 employees. We tend to increase the number of employees during the grow season in the U.S. which runs from May to September. We have not experienced a work stoppage since we commenced operations. None of our employees are represented by employee union(s). We believe relations with all of our employees are good.

Legal Proceedings

From time to time, we may become party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business. We are not currently involved in legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations. We may become involved in material legal proceedings in the future.

Property

We have one leased facility located at 117 South 4th Street, Neodesha, Kansas 66757. This serves as the corporate headquarters and manufacturing facility. The facility is a lease of 4,000 square feet at a cost of $200 per month. Monthly rent increases by $100 every year until the expiration of the lease in 2018.

Executive Office

Our principal executive offices are located at 117 S. 4th Street, Neodesha, Kansas 66757 and its telephone number is (620) 325-6363. Our website address is http://www.ageagle.com. The information contained on or connected to our website is expressly not incorporated by reference into this Current Report on Form 8-K.

Risk Factors

We may fail to realize the anticipated benefits of the Merger.

The success of the Merger will depend on, among other things, the combined company’s ability to achieve its business objectives, including the successful development of its products. If we are not able to achieve these objectives, the anticipated benefits of the Merger may not be realized fully, may take longer to realize than expected, or may not be realized at all.

Prior to the consummation of the Merger, EnerJex and AgEagle operated independently. Any delays in the integration process or inability to realize the full extent of the anticipated benefits of the Merger could have an adverse effect on the business prospects and results of operations of the combined company. Such an adverse effect may impact the value of the shares of the combined company’s common stock after the completion of the Merger.

Potential difficulties that may be encountered in the integration process include the following:

•	using the combined company’s cash and other assets efficiently to develop the business of the combined company;
•	potential unknown or currently unquantifiable liabilities associated with the Merger and the operations of the combined company; and
•	performance shortfalls as a result of the diversion of management’s attention that was caused by completing the Merger.

We will incur losses for the foreseeable future and might never achieve profitability.

We may never become profitable. We will need substantial funding and product development is an expensive and uncertain process. That, together with projected general and administrative expenses, is expected to result in increased operating losses. Even if we achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

Our management will be required to devote substantial time to comply with public company regulations.

We will continue to incur significant legal, accounting and other expenses related to being a public company. The rules implemented by the SEC and the NYSE American, impose various requirements on public companies, including those related to corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these requirements. Certain members of our management, post-Merger, do not have experience in addressing these requirements.

Risks Related to Our Business and Industry

We have a limited operating history and there can be no assurance that we can achieve or maintain profitability.

Through our wholly-owned subsidiary, AgEagle Sub, we have been operating for approximately eight years. However, AgEagle Sub has only been in the UAV business for half of that time. We are currently in the business development stage and have limited commercial sales of our products and, accordingly, we cannot guarantee that we will become profitable. Moreover, even if we achieve profitability, given the competitive and evolving nature of the industry in which we operate, we may be unable to sustain or increase profitability and its failure to do so would adversely affect its business, including its ability to raise additional funds.

We will need substantial additional funding and may be unable to raise capital when needed, which would force us to delay, curtail or eliminate one or more of our research and development programs or commercialization efforts.

Our operations have consumed substantial amounts of cash since inception. We expect to continue to spend substantial amounts on product development. We will require additional funds to support continued research and development activities, as well as the costs of commercializing, marketing and selling any new products resulting from those research and development activities. We have based this estimate, however, on assumptions that may prove to be wrong, and we could spend available financial resources much faster than we currently expect.

Until such time, if ever, that we can generate a sufficient amount of product revenue and achieve profitability, we expect to seek to finance future cash needs through equity or debt financings or corporate collaboration and strategic arrangements. We currently have no other commitments or agreements relating to any of these types of transactions and cannot be certain that additional funding will be available on acceptable terms, or at all. If we are unable to raise additional capital, we may have to delay, curtail or eliminate commercializing, marketing and selling one or more of our products.

Product development is a long, expensive and uncertain process.

The development of both UAV software and hardware is a costly, complex and time-consuming process, and investments in product development often involve a long wait until a return, if any, can be achieved on such investment. We might face difficulties or delays in the development process that will result in our inability to timely offer products that satisfy the market, which might allow competing products to emerge during the development and certification process. We anticipate making significant investments in research and development relating to our products and services, but such investments are inherently speculative and require substantial capital expenditures. Any unforeseen technical obstacles and challenges that we encounter in the research and development process could result in delays in or the abandonment of product commercialization, may substantially increase development costs, and may negatively affect our results of operations.

Successful technical development of our products does not guarantee successful commercialization.

Although we have successfully completed the technical development of our two original UAV systems, as well as the new RX-60 and RX-48 systems, we may still fail to achieve commercial success for a number of reasons, including, among others, the following:

•	failure to obtain the required regulatory approvals for their use;
•	prohibitive production costs;
•	competing products;
•	rapid evolvement of the product due to new technologies;
•	lack of product innovation;
•	unsuccessful distribution and marketing through our sales channels;
•	insufficient cooperation from our supply and distribution partners; and
•	product development that does not align with or meet customer needs.

Our success in the market for the products and services we develops will depend largely on our ability to properly demonstrate their capabilities. Upon demonstration, our platform of systems may not have the capabilities they were designed to have or that we believed they would have. Furthermore, even if we do successfully demonstrate our products’ capabilities, potential customers may be more comfortable doing business with a competitor, or may not feel there is a significant need for the products we develop. As a result, significant revenue from our current and new product investments may not be achieved for a number of years, if at all.

If we fail to protect our intellectual property rights, we could lose our ability to compete in the marketplace.

Our intellectual property and proprietary rights are important to our ability to remain competitive and successful in the development of our products and our business. Patent protection can be limited and not all intellectual property can be patented. We expect to rely on a combination of patent, trademark, copyright, and trade secret laws as well as confidentiality agreements and procedures, non-competition agreements and other contractual provisions to protect our intellectual property, other proprietary rights and our brand. As we currently do not have any granted patent, trademark or copyright protections, we must rely on trade secrets and nondisclosure agreements, which provide limited protections. Our intellectual property rights may be challenged, invalidated or circumvented by third parties. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by employees or competitors.

Furthermore, our competitors may independently develop technologies and products that are substantially equivalent or superior to our technologies and products, which could result in decreased revenues. Litigation may be necessary to enforce our intellectual property rights, which could result in substantial costs to us and substantial diversion of management attention. If we do not adequately protect our intellectual property, our competitors could use it to enhance their products. Our inability to adequately protect our intellectual property rights could adversely affect our business and financial condition, and the value of our brand and other intangible assets.

Other companies may claim that we infringe on their intellectual property, which could materially increase our costs and harm our ability to generate future revenue and profit.

We do not believe that our technologies infringe on the proprietary rights of any third party, but claims of infringement are becoming increasingly common and third parties may assert infringement claims against us. It may be difficult or impossible to identify, prior to receipt of notice from a third party, the trade secrets, patent position or other intellectual property rights of a third party, either in the United States or in foreign jurisdictions. Any such assertion may result in litigation or may require us to obtain a license for the intellectual property rights of third parties. If we are required to obtain licenses to use any third party technology, we would have to pay royalties, which may significantly reduce any profit on our products. In addition, any such litigation could be expensive and disruptive to its ability to generate revenue or enter into new market opportunities. If any of our products were found to infringe other parties’ proprietary rights and we are unable to come to terms regarding a license with such parties, we may be forced to modify our products to make them non-infringing or to cease production of such products altogether.

The nature of our business involves significant risks and uncertainties that may not be covered by insurance or indemnification.

We have developed and sold products and services in circumstances where insurance or indemnification may not be available; for example, in connection with the collection and analysis of various types of information. In addition, our products and services raise questions with respect to issues of civil liberties, intellectual property, trespass, conversion and similar concepts, which may create legal issues. Indemnification to cover potential claims or liabilities resulting from the failure of any technologies that we develop or deploy may be available in certain circumstances but not in others. Currently, the unmanned aerial systems industry lacks a formative insurance market. We may not be able to maintain insurance to protect against all operational risks and uncertainties that our customers confront. Substantial claims resulting from an accident, product failure, or personal injury or property liability arising from our products and services in excess of any indemnity or insurance coverage (or for which indemnity or insurance coverage is not available or is not obtained) could harm our financial condition, cash flows and operating results. Any accident, even if fully covered or insured, could negatively affect our reputation among our customers and the public, and make it more difficult for us to compete effectively.

We may incur substantial product liability claims relating to our products.

As a manufacturer of UAV products, and with aircraft and aviation sector companies under increased scrutiny, claims could be brought against us if use or misuse of one of our UAV products causes, or merely appears to have caused, personal injury or death. In addition, defects in our products may lead to other potential life, health and property risks. Any claims against us, regardless of their merit, could severely harm our financial condition, strain our management and other resources. We are unable to predict if we will be able to obtain or maintain product liability insurance for any products that may be approved for marketing.

If we are unable to recruit and retain key management, technical and sales personnel, our business would be negatively affected.

For our business to be successful, we need to attract and retain highly qualified technical, management and sales personnel. The failure to recruit additional key personnel when needed, with specific qualifications, on acceptable terms and with an ability to maintain positive relationships with our partners, might impede our ability to continue to develop, commercialize and sell our products and services. To the extent the demand for skilled personnel exceeds supply, we could experience higher labor, recruiting and training costs in order to attract and retain such employees. The loss of any members of our management team may also delay or impair achievement of our business objectives and result in business disruptions due to the time needed for their replacements to be recruited and become familiar with our business. We face competition for qualified personnel from other companies with significantly more resources available to them and thus may not be able to attract the level of personnel needed for our business to succeed.

If our proposed marketing efforts are unsuccessful, we may not earn enough revenue to become profitable.

Our future growth depends on our gaining market acceptance and regular production orders for our products and services. While we believe we will have an advantage in the marketplace during the term of our strategic partnership with Raven, we will need to heavily invest in marketing resources for the successful implementation of our marketing plan. Our marketing plan includes attendance at trade shows, making private demonstrations, advertising, promotional materials and advertising campaigns in print and/or broadcast media. In the event we are not successful in obtaining a significant volume of orders for our products and services, we will face significant obstacles in expanding our business. We cannot give any assurance that our marketing efforts will be successful. If they are not, revenue may not be sufficient to cover our fixed costs and we may not become profitable.

Our operating margins may be negatively impacted by reduction in sales or products sold.

Expectations regarding future sales and expenses are largely fixed in the short term. We maintain raw materials and finished goods at a volume we feel is necessary for anticipated distribution and sales. Therefore, we may not be able to reduce costs in a timely manner to compensate for any unexpected shortfalls between forecasted and actual sales.

We face a significant risk of failure because we cannot accurately forecast our future revenues and operating results.

The rapidly changing nature of the markets in which we compete makes it difficult to accurately forecast our revenues and operating results. Furthermore, we expect our revenues and operating results to fluctuate in the future due to a number of factors, including the following:

•	the timing of sales of our products;
•	unexpected delays in introducing new products;
•	increased expenses, whether related to sales and marketing, or administration; and
•	costs related to possible acquisitions of businesses.

Rapid technological changes may adversely affect the market acceptance of our products and could adversely affect our business, financial condition and results of operations.

The market in which we compete is subject to technological changes, introduction of new products, change in customer demands and evolving industry standards. Our future success will depend upon our ability to keep pace with technological developments and to timely address the increasingly sophisticated needs of our customers by supporting existing and new technologies and by developing and introducing enhancements to our current products and new products. We may not be successful in developing and marketing enhancements to our products that will respond to technological change, evolving industry standards or customer requirements. In addition, we may experience difficulties internally or in conjunction with key vendors and partners that could delay or prevent the successful development, introduction and sale of such enhancements and such enhancements may not adequately meet the requirements of the market and may not achieve any significant degree of market acceptance. If release dates of our new products or enhancements are delayed or, if when released, they fail to achieve market acceptance, our business, operating results and financial condition may be adversely affected.

Our products are subject to regulations of the Federal Aviation Administration (the “FAA”).

In August 2016, regulations from the FAA relating to the commercial use of UAVs in the United States became law. As a result, users of systems like ours are only required to take a knowledge exam at an approved FAA testing station similar to an automobile driver’s license exam. Prior to the new law, users had to hold a pilot’s license, have an observer present and file various documents before flights. We saw a decrease in revenues of approximately 52% during 2016, which we believe may have been partially due to the uncertainty of the FAA regulations prior to the enactment of the new law. In the event new FAA rules or regulations are promulgated or current rules are revised that may negatively affect commercial usage of our UAVs, such rules and laws could adversely disrupt our operations and overall sales.

Our future results may be affected by various legal and regulatory proceedings and legal compliance risks, including those involving product liability, antitrust, intellectual property, environmental, regulations of the FAA, the U.S. Foreign Corrupt Practices Act and other anti-bribery, anti-corruption, or other matters.

The outcome of any future legal proceedings may differ from our expectations because the outcomes of litigation, including regulatory matters, are often difficult to reliably predict. Various factors or developments can lead us to change current estimates of liabilities and related insurance receivables where applicable, or make such estimates for matters previously not susceptible of reasonable estimates, such as a significant judicial ruling or judgment, a significant settlement, significant regulatory developments or changes in applicable law. A future adverse ruling, settlement or unfavorable development could result in future charges that could have a material adverse effect on our results of operations or cash flows in any particular period. We are not currently involved in or subject to any such legal or regulatory proceedings, but we cannot guarantee that such proceedings may not occur in the future.

If we do not receive the governmental approvals necessary for the sales or export of our products, or if our products are not compliant in other countries, our sales may be negatively impacted. Similarly, if our suppliers and partners do not receive government approvals necessary to export their products or designs to us, our revenues may be negatively impacted and we may fail to implement our growth strategy.

A license may be required in the future to initiate marketing activities. We may also be required to obtain a specific export license for any hardware exported. We may not be able to receive all the required permits and licenses for which we may apply in the future. If we do not receive the required permits for which we apply, our revenues may be negatively impacted. In addition, if government approvals required under these laws and regulations are not obtained, or if authorizations previously granted are not renewed, our ability to export our products could be negatively impacted, which may have a negative impact on our revenues and a potential material negative impact on our financial results.

Our global distribution agreement with Raven leaves open the possibility that we may be left without an effective distribution platform in the event the Raven agreement is terminated or is not renewed upon completion of the initial term of the agreement.

In the event our agreement with Raven is terminated or modified, whether by triggering an early termination or reaching the completion of the initial term, we may be left without an effective platform through which we can immediately distribute our products. If there is an early termination, this could substantially impact the global rollout and market acceptance of our products. This may result in our business, operating results and financial condition being adversely affected.

Currently, Raven has a non-exclusive worldwide right to distribute our products in the agriculture market. Our agreement with Raven covers our fixed wing product, with a right of first opportunity for us to provide multirotor and other format UAVs. If we cannot provide such extended product offerings, Raven may use other suppliers for such requirements, which would compete with our market share.

As of December 31, 2017, three UAVs were returned and approximately twenty-one units have been converted to include components from the newer models. At this time we have determined that all the U.S. former dealers based on their right of return clause have been properly account for and completed therefore no expense was recorded for the year ended December 31, 2017 and there is no remaining liability.

We may pursue additional strategic transactions in the future, which could be difficult to implement, disrupt our business or change our business profile significantly.

We intend to consider additional potential strategic transactions, which could involve acquisitions of businesses or assets, joint ventures or investments in businesses, products or technologies that expand, complement or otherwise relate to our current or future business. We may also consider, from time to time, opportunities to engage in joint ventures or other business collaborations with third parties to address particular market segments. Should our relationships fail to materialize into significant agreements or should we fail to work efficiently with these companies, we may lose sales and marketing opportunities and its business, results of operations and financial condition could be adversely affected.

These activities, if successful, create risks such as, among others: (i) the need to integrate and manage the businesses and products acquired with our own business and products; (ii) additional demands on our resources, systems, procedures and controls; (iii) disruption of our ongoing business; and (iv) diversion of management’s attention from other business concerns. Moreover, these transactions could involve: (a) substantial investment of funds or financings by issuance of debt or equity securities; (b) substantial investment with respect to technology transfers and operational integration; and (c) the acquisition or disposition of product lines or businesses. Also, such activities could result in one-time charges and expenses and have the potential to either dilute the interests of our existing shareholders or result in the issuance of, or assumption of debt. Such acquisitions, investments, joint ventures or other business collaborations may involve significant commitments of financial and other resources. Any such activities may not be successful in generating revenue, income or other returns, and any resources we committed to such activities will not be available to us for other purposes. Moreover, if we are unable to access the capital markets on acceptable terms or at all, we may not be able to consummate acquisitions, or may have to do so on the basis of a less than optimal capital structure. Our inability to take advantage of growth opportunities or address risks associated with acquisitions or investments in businesses may negatively affect our operating results.

Additionally, any impairment of goodwill or other intangible assets acquired in an acquisition or in an investment, or charges to earnings associated with any acquisition or investment activity, may materially reduce our earnings. Future acquisitions or joint ventures may not result in their anticipated benefits and we may not be able to properly integrate acquired products, technologies or businesses with our existing products and operations or successfully combine personnel and cultures. Failure to do so could deprive us of the intended benefits of those acquisitions.

Breaches of network or information technology security could have an adverse effect on our business.

Cyber-attacks or other breaches of network or IT security may cause equipment failures or disrupt our systems and operations. We may be subject to attempts to breach the security of our networks and IT infrastructure through cyber-attack, malware, computer viruses and other means of unauthorized access. The potential liabilities associated with these events could exceed the insurance coverage we maintain. Our inability to operate our facilities as a result of such events, even for a limited period of time, may result in significant expenses or loss of market share to other competitors in the defense electronics market. In addition, a failure to protect the privacy of customer and employee confidential data against breaches of network or IT security could result in damage to our reputation. To date, we have not been subject to cyber-attacks or other cyber incidents which, individually or in the aggregate, resulted in a material adverse effect on our business, operating results or financial condition.

The preparation of our financial statements involves use of estimates, judgments and assumptions, and our financial statements may be materially affected if our estimates prove to be inaccurate.

Financial statements prepared in accordance with generally accepted accounting principles in the United States require the use of estimates, judgments, and assumptions that affect the reported amounts. Different estimates, judgments, and assumptions reasonably could be used that would have a material effect on the financial statements, and changes in these estimates, judgments, and assumptions are likely to occur from period to period in the future. These estimates, judgments, and assumptions are inherently uncertain, and, if they prove to be wrong, then we face the risk that charges to income will be required.

Our results could be adversely affected by natural disasters, public health crises, political crises, or other catastrophic events.

Natural disasters, such as hurricanes, tornadoes, floods, earthquakes, and other adverse weather and climate conditions; unforeseen public health crises, such as pandemics and epidemics; political crises, such as terrorist attacks, war, labor unrest, and other political instability; or other catastrophic events, such as disasters occurring at our manufacturing facilities, could disrupt our operations or the operations of one or more of our vendors. In particular, these types of events could impact our product supply chain from or to the impacted region and could impact our ability to operate. In addition, these types of events could negatively impact consumer spending in the impacted regions. Disasters occurring at our manufacturing facilities could impact our reputation and our customers’ perception of our brands. To the extent any of these events occur, our operations and financial results could be adversely affected.

Worldwide and domestic economic trends and financial market conditions, including an economic decline in the agricultural industry, may adversely affect our operating performance.

We intend to distribute in a number of countries and derive revenues from both inside and outside the United States. We expect our business will be subject to global competition and may be adversely affected by factors in the United States and other countries that are beyond our control, such as disruptions in financial markets, economic downturns in the form of either contained or widespread recessionary conditions, elevated unemployment levels, sluggish or uneven recovery, in specific countries or regions, or in the agricultural industry; social, political or labor conditions in specific countries or regions; natural and other disasters affecting our operations or our customers and suppliers; or adverse changes in the availability and cost of capital, interest rates, tax rates, or regulations in the jurisdictions in which we operate. Unfavorable global or regional economic conditions, including an economic decline in the agricultural industry, could adversely impact our business, liquidity, financial condition and results of operations.

For certain of the components included in our products there are a limited number of suppliers we can rely upon and if we are unable to obtain these components when needed we could experience delays in the manufacturing of our products and our financial results could be adversely affected.

We acquire most of the components for the manufacture of our products from suppliers and subcontractors. We have not entered into any agreements or arrangements with any potential suppliers or subcontractors. Suppliers of some of the components may require us to place orders with significant lead-times to assure supply in accordance with its manufacturing requirements. Our present lack of working capital may cause us to delay the placement of such orders and may result in delays in supply. Delays in supply may significantly hurt our ability to fulfill our contractual obligations and may significantly hurt our business and result of operations. In addition, we may not be able to continue to obtain such components from these suppliers on satisfactory commercial terms. Disruptions of its manufacturing operations would ensue if we were required to obtain components from alternative sources, which would have an adverse effect on our business, results of operations and financial condition.

Risks Associated with Our Securities

As a result of the Merger, Mr. Bret Chilcott, our new Chief Executive Officer and President beneficially owns a majority of our outstanding capital stock and will have the ability to control our affairs.

As a result of the Merger, our Chief Executive Officer and President, Bret Chilcott owns approximately 59.4% of the issued and outstanding common stock, which is estimated to equal approximately 36% of our total capitalization after the Merger on a fully-diluted basis (assuming conversion or exercise of all convertible securities, outstanding stock options and warrants, and issuance of additional shares of Series C Preferred Stock in connection with the $4 million financing). By virtue of his holdings, he may influence the election of the members of our board of directors, our management and our affairs, and may make it difficult for us to consummate corporate transactions such as mergers, consolidations or the sale of all or substantially all of our assets that may be favorable from our standpoint or that of our other shareholders.

We do not know whether an active, liquid and orderly trading market will develop for our common stock.

An active trading market for our securities may not develop or be sustained after the completion of the Merger. The lack of an active or liquid market may impair your ability to sell our securities at the time you wish to sell them or at a price that you consider reasonable.

The market price of our securities may be volatile and may fluctuate in a way that is disproportionate to our operating performance.

Following the Merger, our shares may experience substantial volatility as a result of a number of factors, including, among others:

•	sales or potential sales of substantial amounts of our common stock;
•	announcements about us or about our competitors or new product introductions;
•	developments concerning our product manufacturers;

•	the loss or unanticipated underperformance of our global distribution channel;
•	litigation and other developments relating to our patents or other proprietary rights or those of our competitors;
•	conditions in the UAV industry;
•	governmental regulation and legislation;
•	variations in our anticipated or actual operating results;
•	changes in securities analysts’ estimates of our performance, or our failure to meet analysts’ expectations;
•	foreign currency values and fluctuations; and
•	overall political and economic conditions.

We do not intend to pay cash dividends. As a result, capital appreciation, if any, will be your sole source of gain.

We intend to retain future earnings, if any, to fund the development and growth of our business. In addition, the terms of existing and future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, our common stock will be your sole source of gain for the foreseeable future.

Provisions in our articles of incorporation and by-laws, and Nevada law might discourage, delay or prevent a change in control of our company or changes in our management and, therefore, depress the trading price of our common stock.

Provisions of our articles of incorporation and by-laws, and Nevada law may have the effect of deterring unsolicited takeovers or delaying or preventing a change in control of our company or changes in our management, including transactions in which our shareholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions may limit the ability of shareholders to approve transactions that they may deem to be in their best interests. These provisions include:

•	the inability of shareholders to call special meetings; and
•	the ability of our board of directors to designate the terms of and issue new series of preferred stock without shareholder approval, which could include the right to approve an acquisition or other change in our control or could be used to institute a rights plan, also known as a poison pill, that would work to dilute the stock ownership of a potential hostile acquirer, likely preventing acquisitions that have not been approved by our board of directors.

The existence of the forgoing provisions and anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

FINRA sales practice requirements may limit a shareholder’s ability to buy and sell our securities.

The Financial Industry Regulatory Authority, Inc. (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives, and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for certain customers. FINRA requirements will likely make it more difficult for broker-dealers to recommend that their customers buy our securities, which may have the effect of reducing the level of trading activity, resulting in fewer broker-dealers who are willing to make a market in our securities, potentially reducing a shareholder’s ability to resell our securities.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our shares or if our results of operations do not meet their expectations, the price of our securities and trading volume could decline.

The trading market for our securities will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause the price of our securities or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock, or if our results of operations do not meet their expectations, the price of our securities could decline.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the completion of the Merger, the Company notified FINRA that each outstanding share of the Series A Preferred Stock was converted into the right to receive ten (10) shares of Company common stock.. Trading of the Series A Preferred Stock was suspended as of the closing of trading on March 26, 2018. The Company filed a Form 15 to suspend its reporting obligations under Section 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Item 3.02	Unregistered Sales of Equity Securities

On November 21, 2017, Alpha Capital Anstalt (“Alpha”) signed a binding commitment letter EnerJex to provide prior to or at the closing of the Merger a minimum of $4 million in new equity capital (the “Private Placement”). The Private Placement was consummated on March 26, 2018. In connection with the Private Placement, an additional 4,626 shares of Series C Preferred Stock, convertible into 3,020,797 shares of Company common stock, were issued. The number of shares of Series C Preferred Stock issued in the Private Placement also includes shares of Series C Preferred Stock issued as a funding commitment equal to 2.5% of the outstanding Company common stock on a fully diluted basis. The Series C Preferred Stock includes a beneficial ownership limitation preventing conversion of shares of Series C Preferred Stock into more than 9.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the Series C Preferred Stock.

Each share of Series C Preferred Stock is convertible into a number of shares of Company common stock equal to the quotient determined by dividing (x) the stated value of $1,000 per share, by (y) a conversion price of $1.53. Until the volume weighted average price of our common stock on NYSE exceeds $107.50 with average trading volume of 200,000 shares per day for ten consecutive trading days, the conversion price of our Series C Preferred Stock is subject to full-ratchet, anti-dilution price protection. Under that provision, if, while that full-ratchet, anti-dilution price protection is in effect, we issue shares of our common stock at a price per share (the “Dilutive Price”) that is less than the conversion price, then the conversion price of our Series C Preferred Stock is automatically reduced to be equal to the Dilutive Price. The effect of that reduction is that, upon the issuance of shares of common stock at a Dilutive Price, the Series C Preferred Stock would be convertible into a greater number of shares of our common stock.

The Series C Preferred Stock was issued pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder, in reliance on the recipient’s status as an “accredited investor” as defined in Rule 501(a) of Regulation D.

Item 4.01	Changes in Registrant’s Certifying Accountant.

On March 26, 2018, in connection with the Merger, we engaged D. Brooks and Associates CPA’s, P.A. (“D. Brooks”) as our independent registered public accounting firm and dismissed RBSM LLP (“RBSM”) on the same date. D. Brooks was the independent registered public accounting firm for AgEagle Sub prior to the Merger. The decision to engage D. Brooks and to dismiss RBSM was approved by the Company's Audit Committee. The audit report of RBSM on the financial statements of EnerJex for the years ended December 31, 2017 and 2016 did not contain any adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

For the years ended December 31, 2017 and 2016, and the subsequent period through March 26, 2018, there were no disagreements between EnerJex and RBSM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of RBSM would have caused RBSM to make reference to the subject matter of the disagreements in connection with its reports.

For the years ended December 31, 2017 and 2016, and the subsequent period through March 26, 2018, there were no “reportable events” (defined below) requiring disclosure pursuant to Item 304(a)(1)(v) of Regulation S-K. As used herein, the term “reportable event” means any of the items listed in paragraphs (a)(1)(v)(A)-(D) of Item 304 of Regulation S-K.

Attached as Exhibit 16.1 is a copy of RBSM’s letter addressed to the SEC relating to the statements made by the Company in this Current Report on Form 8-K.

On March 26, 2018, we engaged D.Brooks, as our principal accountant. D. Brooks was the independent registered public accounting firm for AgEagle Sub prior to the Merger. Accordingly, the Audit Committee, together with management, believed it was in the best interests of the Company to engage D. Brooks as the independent registered public accounting firm for the Company. During the year ended December 31, 2017 and the subsequent period through March 26, 2018, neither EnerJex nor anyone on its behalf consulted D. Brooks regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on EnerJex’s consolidated financial statements, and neither a written report nor oral advice was provided to EnerJex that D. Brooks concluded was an important factor considered by EnerJex in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event.

Item 5.01	Changes in Control of Registrant

In connection with the consummation of the Merger, as described in Item 2.01 of this Current Report on Form 8-K , as of the Effective Time, the former shareholders of AgEagle Sub now own 7,949,837 shares of common stock, and options exercisable into 1,963,051 shares of common stock and 1,623.79 shares of Series C Preferred Stock convertible into 1,060,432 shares of common stock, collectively representing approximately 67% of the Company’s common stock on a fully diluted basis, and the former EnerJex holders of common stock, Series A Preferred Stock, Series B Preferred Stock and previously issued Series C Preferred Stock, collectively own 2,070,417 shares, representing 12.7% of the Company’s common stock on a fully-diluted basis. An additional 5,050.60 shares of Series C Preferred Stock, convertible into 3,298,348 shares of common stock, were issued to Alpha in connection with the funding of $4 million in new capital and the conversion and retirement of $425,000 in prior EnerJex promissory notes at Closing. Other than the transactions and agreements disclosed in this Current Report on Form 8-K, we know of no other arrangements which may result in a change in control.

The following table and the related notes present information on the beneficial ownership of shares of the Company common stock by:

•	the Company Directors;

•	the Company Executive Officers;

•	the Company Directors and Executive Officers as a group; and

•	each shareholder known by us to beneficially own more than five percent of the Company common stock on an as-converted basis.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. The number of shares owned, total shares beneficially owned and the percentage of common stock beneficially is based upon a total of 9,886,305 shares of Company common stock issued and outstanding as of the Effective Time, excluding 332,657 shares of EnerJex common stock to be issued upon the exercise of stock options that are vested or will vest within 60 days after the Merger closing to the persons named below.

The table excludes the conversion to common stock of EnerJex’s Series B Preferred Stock and Series C Preferred Stock in the total shares of EnerJex outstanding, however, such shares of Series B Preferred Stock and Series C Preferred Stock have been included in the holdings of the individual shareholder if such preferred shares are convertible within 60 days’ (subject to blocking provisions as disclosed in the footnote below).

Beneficial Owner (1)(2)	Number of Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned
Bret Chilcott, President, Chief Executive Officer, Secretary and Director (3)	5,875,321	59.4%
Nicole Fernandez-McGovern, Chief Financial Officer (4)	217,479	1.2%
Lindsay Edwards, Director	*	*
Grant Begley, Director (4)	50,781	*
Thomas Gardner, Director (4)	105,151	*
Scott Burell, Director (4)	50,781	*
All directors and officers as a group (6 persons)	6,299,513	60.6%

5% Shareholders
GreenBlock Capital, LLC (5)	938,593	9.0%
Alpha Capital Anstalt (6)	889,767	8.9%

* Less than 1%

(1)	Unless otherwise indicated, such individual’s address is c/o AgEagle, 117 South 4th Street, Neodesha, Kansas 66757.

(2)	The persons named in this table have sole voting and investment power with respect to all shares of common stock reflected as beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within sixty (60) days from March 26, 2018, and the total outstanding shares used to calculate each beneficial owner’s percentage includes such shares, although such shares are not taken into account in the calculations of the total number of shares or percentage of outstanding shares. Beneficial ownership as reported does not include shares subject to option or conversion that are not exercisable within 60 days of March 26, 2018.

(3)	Includes shares issuable upon conversion of $55,000 in notes payable at the closing of the Merger.

(4)	All shares are comprised of options that have vested or will vest within 60 days.

(5)	Includes conversion of $77,124 of notes and accrued interest into common stock, but excludes options to purchase 188,705 shares of common stock. Mr. Chris Spencer, a Partner of GreenBlock Capital, LLC, has sole investment and voting power with respect to the shares. The address for GreenBlock Capital, LLC is 420 Royal Palm Way, Palm Beach, Florida 33480.

(6)	Alpha holds the EnerJex Series B Preferred Stock and Series C Preferred Stock, which are currently convertible into an aggregate of 4,492,729 shares of EnerJex common stock, which have been excluded from the table because under the terms of both the Series B and Series C Certificates of Designation, the holder thereof may not own in excess of 9.9% of the Company’s voting (i.e., common) stock. The address for Alpha Anstalt is Pradafant 7, Furstentums 9490, Vaduz, Liechtenstein.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the consummation of the Merger, as described in Item 2.01 of this Current Report on Form 8-K, immediately following the Effective Time, the existing board of directors and officers of EnerJex resigned and the directors and officers of AgEagle Sub were appointed to serve as directors and officers of the Company.

Name	Position
Executive Officers
Bret Chilcott	Chief Executive Officer, President, Secretary and Director
Nicole Fernandez-McGovern	Chief Financial Officer

Directors
Lindsay Edwards	Non-Executive Director
Grant Begley (1)(2)(3)	Independent Director
Scott Burell (1)(2)(3)	Independent Director
Thomas Gardner (1)(2)(3)	Independent Director

(1) Member of the Audit Committee
(2) Member of the Compensation Committee
(3) Member of the Nominating and Corporate Governance Committee

Bret Chilcott. Mr. Chilcott has served as a member of our board of directors and as President since the inception of the Company in April 2014 and as Chief Executive Officer since February 2016. The path to AgEagle started when Mr. Chilcott established his advanced composite manufacturing company, Solutions by Chilcott, LLC, whose manufacturing processes led the way to the initial AgEagle fixed wing design. Previously, Mr. Chilcott spent over 12 years with Cobalt Boats in Neodesha, Kansas, where he held a variety of positions from Director of Product Development and Engineering to Director of Sales and Marketing. In those positions, he was responsible for developing strategic product plans for the company as well as the management of regional sales managers. Prior to Cobalt Boats, Mr. Chilcott also spent a number of years working at the Cessna Aircraft Company and Snap-on Tools. It was at Snap-on Tools, acting as a national accounts manager, that Mr. Chilcott first established his blueprint for a dealer network, a model which he carried over successfully to AgEagle when AgEagle began selling its product. Mr. Chilcott graduated from Kansas Community College in 1982 with a degree in Sales and Marketing. We believe that Mr. Chilcott’s background and experience in composite parts manufacturing provides him with a broad familiarity of the range of issues confronting our company in the market, which makes him a qualified member of our board.

Nicole Fernandez-McGovern. Ms. Fernandez-McGovern has served as our Chief Financial Officer since April 2016. From April 2013 to January 2016, Ms. Fernandez-McGovern served as the CEO and CFO of Trunity Holdings, Inc. (OTCQB: TNTY), where she was able to lead a successful restructuring of the company by acquiring a new compounding pharmacy business and finalizing the spin-out of the legacy educational business into a newly formed private company. From January 2011 to April 2013, Ms. Fernandez-McGovern was President of RCM Financial Consulting, a consulting firm where she provided interim accounting and financial services to small and medium sized companies. Ms. Fernandez-McGovern was also a financial manager at Elizabeth Arden, Inc. (NASDAQ: RDEN) from July 2001 to October 2010, where she was involved in all aspects of the SEC and financial reporting process. Her career began with KPMG LLP in the audit and assurance practice where she managed various large scale engagements for both public and privately held companies. Ms. Fernandez-McGovern has a Master of Business Administration with a concentration in Accounting and International Business and a Bachelor of Business Administration with a concentration in accounting, both from the University of Miami. She is also a Certified Public Accountant in the State of Florida, serves on the boards of the South Florida Chapter of Financial Executives International and Pembroke Pines Charter Schools Advisory Board and is fluent in Spanish.

Lindsay Edwards. Ms. Edwards has served as a member of our board of directors since March 2016. Since September 2012, Ms. Edwards has served as in-house legal counsel for Raven Industries, Inc. (NASDAQ: RAVN). From September 2010 to September 2012, Ms. Edwards was an associate in the litigation section at May & Johnson, PC in Sioux Falls, SD. Her legal career started in 2006 in Omaha, NE, where she was an associate with Husch Blackwell LLP. Her primary practice areas were corporate litigation, employment law, corporate governance and contracting. Throughout her career, Ms. Edwards has represented an array of clients spanning from small community businesses to Fortune 500 companies. Ms. Edwards received her Juris Doctor from the University of Arkansas School of Law in 2006. Prior to attending law school, Ms. Edwards received her Bachelor of Science in Criminal Justice and Psychology from the University of South Dakota. We believe that Ms. Edwards’ legal background and experience as in-house legal counsel for Raven, along with her broad understanding of our business, are valuable resources to our board.

Grant Begley. Mr. Begley has served as a member of our board of directors since June 2016. Since July 2011, Mr. Begley has served as President of Concepts to Capabilities Consulting LLC, which advises global executive clients on competitive positioning and performance in aerospace. From August 2010 to September 2011, Mr. Begley was Corporate Senior Vice President for Alion Science and Technology. Prior to Alion, Mr. Begley served as Pentagon Senior Advisor to the Office of the Under Secretary of Defense, for Unmanned Systems, advising on critical issues and leading development of DoD’s 2011 Unmanned Systems Roadmap. Mr. Begley’s career includes defense industry leadership positions for the development of advanced capabilities with Raytheon and Lockheed Martin where he initiated and led cross-corporation unmanned systems and robotics successes. Mr. Begley served in the United States Navy for 26 years, where his duties included operational assignments flying fighter aircraft, designated Top Gun, followed by acquisition assignments for the development and management of next generation manned and unmanned aircraft systems, weapon systems and joint executive acquisition assignments. Mr. Begley holds Master’s degrees in Aerospace and Aeronautic Engineering from the Naval Post-Graduate School and a Bachelor’s degree in General Engineering from the U.S. Naval Academy. We believe that Mr. Begley’s 20 plus years of experience as a UAV industry expert, focused on UAV technologies, regulations and commercial applications, will be an invaluable resource to our board.

Scott Burell. Mr. Burell has served as a member of our board of directors since June 2016. Concurrently from November 2006 until November 2017, he served as the Chief Financial Officer, Secretary and Treasurer of CombiMatrix Corporation (NASDAQ: CBMX), a publicly traded diagnostics laboratory that was acquired in November 2017 by Invitae Corporation (NYSE: NVTA). Mr. Burell served as CombiMatrix’s Vice President of Finance since November 2001 and as Controller from February 2001 to November 2001. From May 1999 to February 2001, Mr. Burell was the Controller for Network Commerce, Inc. (NASDAQ: SPNW), a publicly traded technology and information infrastructure company located in Seattle, Washington. Prior to this, Mr. Burell spent nine years with Arthur Andersen’s Audit and Business Advisory practice in Seattle. During his tenure in public accounting, Mr. Burell worked with many clients, both public and private, in the high-tech and healthcare markets, and was involved in numerous public offerings, spin-offs, mergers and acquisitions. Mr. Burell has been a licensed C.P.A. in the State of Washington since 1992 (currently inactive). Mr. Burell also serves on the Board of Directors of Microbot Medical, Inc. (NASDAQ: MBOT), an Israeli-based medical device company specializing in the researching, designing, developing and commercializing of transformational micro-robotics medical technologies. He also is a member of the Board of Directors of CollPlant, as well as CollPlant (TLV: CLPT), a regenerative medicine company focused on development and commercializing tissue repair products, initially for orthobiologics and advanced would care markets. He is a member of the National Association of Corporate Directors, the Orange County chapter of the Forum for Corporate Directors and is a member of the American Institute of Certified Public Accountants. He holds Bachelor of Science degrees in both Accounting and Business Finance from Central Washington University. We believe that Mr. Burell’s background in accounting and experience as a chief financial officer of a public company, coupled with his corporate governance expertise, qualify Mr. Burell as a valuable member of our board.

Thomas Gardner. Mr. Gardner has served as a member of our board of directors since June 2016 and he and his firm has been engaged as a consultant to AgEagle. Since May 2010, Mr. Gardner has served as COO and Director at NeuEon, Inc., a technology advisory consulting firm, where he oversees operations and provides strategic technology and business guidance to select clients. Mr. Gardner has extensive experience in the areas of business and technology leadership across many industries, including financial services, manufacturing, telecommunications and consumer goods. Within these sectors, Mr. Gardner has specific expertise in the areas of process improvement, digitization and standardization, mergers and acquisitions, system implementations, enterprise resource planning and work-force optimization. Mr. Gardner holds a dual Bachelor of Science in Accounting and Management from Bryant University. We believe that Mr. Gardner’s experience as a data analytics expert, along with his strategic technology and business expertise, brings a unique perspective to our board.

Summary Compensation Table

The following summary compensation table indicates the total compensation received by, or earned by Mr. Bret Chilcott, Chief Executive Officer of AgEagle and, as proposed, of the combined company after the Merger, during the years ended December 31, 2017 and 2016.  Mr. Chilcott was our only named executive officer during the years ended December 31, 2017 and 2016.

Name and Principal Position	Year	Salary	Bonus	Equity Awards	All Other Compensation	Total
Bret Chilcott	2016	$31,200	-0-	-0-	-0-	$31,200
Bret Chilcott	2017	$31,200	-0-	-0-	-0-	$31,200

Employment Agreements

As the CFO of AgEagle Sub and of the Company, Ms. Fernandez earned a salary of $66,000 per year, payable in monthly installments of $5,500. As of December 31, 2017, Ms. Fernandez is owed $71,000 for deferred compensation for services rendered in 2017 and part of 2016. As part of her compensation, Ms. Fernandez shall also receive ten year stock options to purchase 282,240 shares of common stock at an exercise price of $0.06 per share, of which half of the options vest upon issuance and the remainder will vest equally over two years. Ms. Fernandez will be awarded additional stock options to purchase 12,500 shares of common stock on a quarterly basis at an exercise price per share equal to the market price of our common stock at the time of issuance during the term of her employment.

We have no other formal employment agreements with our executive officers, nor any compensatory plans or arrangements resulting from the resignation, retirement or any other termination of our named executive officers, from a change-in-control, or from a change in any executive officer’s responsibilities following a change-in-control. However, it is possible we will enter into formal employment agreements with our executive officers following the Merger.

Non-Employee Director Compensation

Pursuant to their respective offer letters, each independent director is entitled to receive for their service on the board: (1) an initial grant of ten year options to purchase 82,379 shares of common stock at an exercise price of $.06 per share that vest half upon issuance and the remainder will vest over 2 years equally and (2) additional five year options to purchase 5,000 shares of common stock per calendar quarter of service at an exercise price per share equal to the market price of our common stock at the time of issuance.

Company 2017 Omnibus Equity Incentive Plan

The 2017 Omnibus Equity Plan became effective at the Effective Time (the “Plan”). The Plan is a comprehensive incentive compensation plan under which we can grant equity-based and other incentive awards to officers, employees and directors of, and consultants and advisers to, the Company The purpose of the Plan is to help us attract, motivate and retain such persons and thereby enhance shareholder value. The Plan provides for the grant of awards which are incentive stock options (“ISOs”), non-qualified stock options (“NQSOs”), unrestricted shares , restricted shares, restricted stock units, performance stock, performance units, SARs, tandem stock appreciation rights, distribution equivalent rights, or any combination of the foregoing, to key management employees, non-employee directors, and non-employee consultants of the Company or any of its subsidiaries (each a “participant”) (however, solely Company employees or employees of the Company’s subsidiaries are eligible for incentive stock option awards). We have reserved a total of 2,000,000 shares of common stock for issuance as or under awards to be made under the Plan.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 23, 2018, the Company filed an amended and restated Certificate of Designation of Preferences, Rights and Limitations of the 10% Series A Redeemable Perpetual Preferred Stock (the “Amended and Restated Series A Designation”). The Company's board of directors approved the Amended and Restated Series A Designation, a copy of which is filed hereto as Exhibit 3.1. The Amended and Restated Series A Designation was approved by the requisite holders of Series A Preferred Stock at EnerJex’s Special Meeting held on March 21, 2018. The Amended and Restated Series A Designation was effective on March 26, 2018.

On March 23, 2018, the Company filed an amendment to the Amended and Restated Series A Designation (the “Series A Amendment”). The Company's board of directors approved the Series A Amendment, a copy of which is filed hereto as Exhibit 3.2. The Series A Amendment was approved by the requisite holders of Series A Preferred Stock at EnerJex’s Special Meeting held on March 21, 2018. The Series A Amendment was effective on March 26, 2018.

On March 23, 2018, the Company filed an amendment to the Certificate of Designation of the Series C Preferred Stock (the “Series C Amendment”). The Company's board of directors approved the Series C Amendment, a copy of which is filed hereto as Exhibit 3.3. The Series C Amendment was approved by the sole holder of Series C Preferred Stock. The Series C Amendment was effective on March 26, 2018.

Name Change

On March 26, 2018, the Company filed a Certificate of Amendment to its Articles of Incorporation changing the Company’s name to AgEagle Aerial Systems, Inc. (the “Name Change Amendment”). The Name Change Amendment was approved by the requisite holders of common stock at EnerJex’s Special Meeting held on March 21, 2018. The Name Change Amendment was effective on March 26, 2018.

1-for-25 Reverse Stock Split

On March 23, 2018, the Company filed a Certificate of Amendment to its Articles of Incorporation effecting a 1-for-25 reverse stock split of the Company’s common stock (the “Reverse Split Amendment”). The Reverse Split Amendment was effective on March 26, 2018.

The Reverse Split was previously approved by our stockholders on April 27, 2017. On that date, at an annual meeting of stockholders, the Company received approval from holders of the required shares of voting securities of the Company granting discretionary authority to the Board of the Directors of the Company, at any time or times for a period of 12 months after the date thereof, to adopt an amendment to the Company’s Articles of Incorporation, as amended, to effect a reverse stock split.

The Reverse Split was implemented by the Company so that in connection with the Merger, the Company would regain compliance with the NYSE American’s continued listing requirements governing the Company’s stock price and stockholders’ equity.

The above descriptions of the Amended and Restated Series A Designation, the Series A Amendment, the Series C Amendment, the Name Change Amendment and the Reverse Split Amendment do not purport to be complete and are qualified in their entirety by reference to the full text of the amendments, which are attached hereto as Exhibits 3.1, 3.2, 3.3, 3.4 and 3.5, respectively.

Item 8.01	Other Items

The information set forth in Item 5.03 is incorporated by reference.

Effective March  26, 2018, as a result of the Reverse Split, every twenty-five (25) shares of the Company’s issued and outstanding common stock were converted into one (1) share of issued and outstanding common stock. The number of authorized shares remains unchanged. No fractional shares will be issued in connection with the Reverse Split. Any fractional shares of common stock resulting from the Reverse Split will be rounded up to the nearest whole share. It is not necessary for stockholders to exchange their existing stock certificates for new stock certificates in connection with the Reverse Split. Stockholders who hold their shares in brokerage accounts are not required to take any action to exchange their shares.

The Reverse Split has no impact on shareholders’ proportionate equity interests or voting rights in the Company or the par value of the Company’s common stock, which remains unchanged.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The financial statements required by Item 9.01(a) are filed herewith.

(b) Pro Forma Financial Information.

The pro forma financial information required by Item 9.01(b) is filed herewith.

(d) Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger by and among EnerJex Resources, Inc., AgEagle Merger Sub, Inc., AgEagle Aerial Systems, Inc., and Bret Chilcott dated October 19, 2017 (incorporated herein by reference as Exhibit 2.1 to the Form 8-K filed on October 20, 2017)
3.1	Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of the 10% Series A Redeemable Perpetual Preferred Stock

3.2	Certificate of Amendment to Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of the 10% Series A Redeemable Perpetual Preferred Stock

3.3	Amendment to Certificate of Designation of Series C Preferred Stock
3.4	Certificate of Amendment to the Articles of Incorporation of EnerJex Resources, Inc. to change the company’s name
3.5	Certificate of Amendment to the Articles of Incorporation of EnerJex Resources, Inc. to effect a 1-for-25 reverse stock split
3.6	Articles of Merger, dated March 26, 2018, by and between AgEagle Aerial Systems, Inc. and AgEagle Merger Sub, Inc.
10.1	Form of Deed in Lieu of Foreclosure Agreement, dated March 26, 2018
10.2	Form of Release and Covenant Not to Sue, dated March 26, 2018
10.3	Form of Promissory Note between EnerJex Resources, Inc. and Pass Creek Resources, LLC dated March 26, 2018
10.4

Form of Additional Issuance and Exchange Agreement, dated March 26, 2018, by and among EnerJex Resources, Inc. and the investor named therein, relating to the purchase of shares of Series C Preferred Stock

10.5	Voting Agreement, dated as of October 19, 2017, by and among EnerJex Resources, Inc. and a principal stockholder of AgEagle (incorporated by reference to Exhibit 10.1 on Form 8-K filed October 20, 2017)
16.1	Letter from RBSM LLP
99.1	Financial Statements of AgEagle Aerial Systems, Inc.
99.2	Pro Forma Financial Information

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 28, 2018

AGEAGLE AERIAL SYSTEMS INC.

By:	/s/ Nicole Fernandez-McGovern
Name:	Nicole Fernandez-McGovern
Title:	Chief Financial Officer